Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 6, 2012 relating to the financial statements of Dow Corning Corporation, which appear in Corning Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

April 30, 2012